Exhibit 5.1

May 8, 2018

The Board of Directors

Forestar Group, Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Re: Forestar Group Inc. 2018 Stock Incentive Plan

Ladies and Gentlemen:

I am the Vice President, Corporate Securities Counsel and Secretary of Forestar Group Inc., a Delaware corporation (the “Company”) and have acted as counsel for the Company in connection with the registration of 3,000,000 shares of Common Stock of the Company (the “Shares”), which may be issued pursuant to awards under the Forestar Group Inc. 2018 Stock Incentive Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares, when issued in accordance with the Plan and the authorized form of restricted stock unit agreement under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

I am licensed to practice law in the State of Texas, and I express no opinion as to any laws other than those of such jurisdiction and the laws of the United States of America and the present corporate laws of the State of Delaware and the present judicial interpretations thereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Act and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in such registration statement.

Very truly yours,

/s/ Thomas Montano
Thomas B. Montano Vice President, Corporate Securities Counsel and Secretary Forestar Group Inc.